Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-169786

Calculation of registration fee

		Proposed	Proposed
		maximum	maximum
Title of each class of	Amount to be	offering price	aggregate	Amount of
securities to be registered	registered(1)	per share	offering price	registration fee(2)

Common Stock, par value $0.001 per share	6,325,000	$27.69	$175,139,250	$12,487.43

(1)	Includes 825,000 shares of common stock that may be purchased by the underwriters pursuant to their option to purchase additional shares of common stock to cover overallotments.

(2)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

PROSPECTUS SUPPLEMENT
(To Prospectus Dated October 6, 2010)

5,500,000 Shares

Regeneron Pharmaceuticals, Inc.

Common Stock

We are offering to sell 5,500,000 shares of our Common Stock through this prospectus supplement and the accompanying prospectus.

Our Common Stock is listed on the NASDAQ Global Select Market under the trading symbol “REGN.” The last reported sale price of our Common Stock on October 6, 2010 was $29.18 per share.

Investing in our Common Stock involves a high degree of risk. See “Risk Factors” beginning on page 38 of our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2010, which is incorporated herein by reference, to read about risks that you should consider before buying shares of our Common Stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriter has agreed to purchase the Common Stock from us at a price of $27.69 per share which will result in approximately $151,832,500 of proceeds to us (after estimated offering expenses). We have granted the underwriter a 30-day option to purchase up to an additional 825,000 shares of our Common Stock at a price of $27.69 per share to cover any over-allotments.

The underwriter may offer the Common Stock from time to time in one or more transactions in the over-the-counter market or through negotiated transactions at market prices or at negotiated prices.

The underwriter expects to deliver the shares against payment in New York, New York on October 13, 2010.

Citi

October 7, 2010

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriter has not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriter is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement or the accompanying prospectus.

Prospectus Supplement

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part, the base prospectus, gives more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with the additional information described below under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Information contained on our website does not constitute part of this prospectus supplement or the accompanying prospectus.

In this prospectus supplement, all references to “we,” “us,” “our,” “Regeneron,” the “Company” and similar designations refer to Regeneron Pharmaceuticals, Inc., unless the context indicates otherwise.

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

Statements in this prospectus supplement and in the accompanying prospectus and other materials filed or to be filed with the Securities and Exchange Commission, or the SEC, (or otherwise made by Regeneron or on Regeneron’s behalf) contain various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, which represent our management’s beliefs and assumptions concerning future events. When used in this prospectus supplement and in the accompanying prospectus and in other materials filed or to be filed with the SEC (or otherwise made by Regeneron or on Regeneron’s behalf), forward-looking statements include, without limitation, statements regarding financial forecasts or projections, and our expectations, beliefs, intentions or future strategies that are signified by the words “may,” “will,” “expect,” “intend,” “indicate,” “anticipate,” “believe,” “forecast,” “estimate,” “plan,” “guidance,” “outlook,” “could,” “should,” “continue” and similar terms used in connection with statements regarding the outlook of Regeneron. These statements are based upon the current beliefs and expectations of management and are subject to significant risks and uncertainties that could cause our actual results and financial position to differ materially from these statements. These statements include, but are not limited to, statements regarding:

•	our expectations regarding clinical trials, development timelines, future IND filings for new product candidates, and regulatory filings and submissions for any of our product candidates in clinical development, including, without limitation, ARCALYST® (rilonacept), aflibercept (VEGF Trap), and VEGF Trap-Eye;

•	the possible success of any of our current or future product candidates;

•	our ability to advance new antibody product candidates into clinical development;

•	our ability to build a successful, integrated biopharmaceutical company;

•	our ability to obtain marketing approval for, or successfully market any of our product candidates;

•	the data that will be generated by ongoing and planned clinical trials and the ability to use that data to support regulatory filings, including potential applications for marketing approval for any of our product candidates;

•	the maintenance of any of our license or collaborative relationships, including, without limitation, those with sanofi-aventis and Bayer HealthCare;

•	our liquidity and our expectations regarding our future cash needs and our expectations regarding the possibility of raising additional capital; and

•	the amount, and our expected uses of the net proceeds of this offering.

ii

These forward-looking statements are subject to significant risks, uncertainties and assumptions that could cause our actual results and the timing of certain events to differ materially from those expressed in the forward-looking statements. There may be other factors not identified above, or in “Risk Factors”, of which we are not currently aware that may affect matters discussed in the forward-looking statements and may also cause actual results to differ materially from those discussed. We assume no obligation to publicly update any forward-looking statement to reflect actual results, changes in assumptions or changes in other factors affecting these estimates other than as required by law. Before deciding to purchase our securities you should carefully consider the risks described in the “Risk Factors” section beginning on page 38 of our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2010, which is incorporated herein by reference, in addition to the other documents incorporated by reference herein and therein.

iii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information more fully described elsewhere in this prospectus supplement and the accompanying prospectus. This summary is not complete and does not contain all of the information that may be important to you. You should read carefully this entire prospectus supplement and the accompanying prospectus, any free writing prospectus, and the other documents that we refer to and incorporate by reference herein for a more complete understanding of us and this offering, including in particular the “Risk Factors” section incorporated by reference in this prospectus supplement and the accompanying prospectus.

Regeneron Pharmaceuticals, Inc.

Regeneron Pharmaceuticals, Inc. is a biopharmaceutical company that discovers, develops and commercializes pharmaceutical products for the treatment of serious medical conditions. We currently have one marketed product: ARCALYST® (rilonacept) Injection for Subcutaneous Use, which is available for prescription in the United States for the treatment of Cryopyrin-Associated Periodic Syndromes (CAPS), including Familial Cold Auto-inflammatory Syndrome (FCAS) and Muckle-Wells Syndrome (MWS) in adults and children 12 and older.

We have eight product candidates in clinical development, including three product candidates that are in late-stage (Phase 3) clinical development. Our late stage programs are ARCALYST® (rilonacept), which is being developed for the prevention of gout-related flares in patients initiating uric acid-lowering treatment; VEGF Trap-Eye, which is being developed in eye diseases using intraocular delivery in collaboration with Bayer HealthCare LLC; and aflibercept (VEGF Trap), which is being developed in oncology in collaboration with the sanofi-aventis Group. Our earlier stage clinical programs are REGN727, an antibody to PCSK9, which is being developed for low density lipoprotein (LDL) cholesterol reduction; REGN88, an antibody to the interleukin-6 receptor (IL-6R), which is being developed in rheumatoid arthritis and ankylosing spondilitis; REGN421, an antibody to Delta-like ligand-4 (Dll4), which is being developed in oncology; REGN668, an antibody to the interleukin-4 receptor (IL-4R), which is being developed in atopic dermatitis; and REGN475, an antibody to Nerve Growth Factor (NGF), which is being developed for the treatment of pain. All five of our earlier stage clinical programs are fully human antibodies that are being developed in collaboration with sanofi-aventis.

Our core business strategy is to maintain a strong foundation in basic scientific research and discovery-enabling technologies and combine that foundation with our clinical development and manufacturing capabilities. Our long-term objective is to build a successful, integrated biopharmaceutical company that provides patients and medical professionals with new and better options for preventing and treating human diseases. However, developing and commercializing new medicines entails significant risk and expense.

We believe that our ability to develop product candidates is enhanced by the application of our VelociSuitetm technology platforms. Our discovery platforms are designed to identify specific proteins of therapeutic interest for a particular disease or cell type and validate these targets through high-throughput production of genetically modified mice using our VelociGene® technology to understand the role of these proteins in normal physiology as well as in models of disease. Our human monoclonal antibody technology (VelocImmune®) and cell line expression technologies (VelociMab®) may then be utilized to design and produce new product candidates directed against the disease target. Our five antibody product candidates currently in clinical trials were developed using VelocImmune®. Under the terms of our antibody collaboration with sanofi-aventis, which was expanded during 2009, we plan to advance an average of four to five new antibody product candidates into clinical development each year, for an anticipated total of 30-40 candidates from 2010 through 2017. We continue to invest in the development of enabling technologies to assist in our efforts to identify, develop, manufacture, and commercialize new product candidates.

Our principal executive offices are located at 777 Old Saw Mill River Road, Tarrytown, New York 10591, and our telephone number at that address is (914) 345-7400. Our website address is www.regeneron.com. The information on, or accessible through, our website is not part of this prospectus and should not be relied upon in connection with making any investment decision with respect to the securities offered by this prospectus supplement.

The Offering

Issuer	Regeneron Pharmaceuticals, Inc.

Common Stock Offered	5,500,000 shares

Common Stock to be Outstanding After This Offering	85,505,370 shares(1)(2)

Use of Proceeds	The proceeds from this offering to us will be approximately $151,832,500 ($174,676,750 if the underwriter exercises its option to purchase additional shares in full), after deducting estimated offering expenses.

We expect to use the net proceeds of the offering for general corporate purposes.

Risk Factors	Before investing in our Common Stock, you should carefully read and consider the information set forth in “Risk Factors” beginning on page 38 of our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2010, which is incorporated herein by reference.

Trading Symbol for Our Common Stock	Our Common Stock is listed on the NASDAQ Global Select Market under the trading symbol “REGN.”

Transfer Agent and Registrar	American Stock Transfer and Trust Company, LLC

Unless otherwise indicated, this prospectus supplement reflects and assumes no exercise by the underwriter of its overallotment option.

(1)	The number of shares of Common Stock to be outstanding after this offering is based on 80,005,370 shares of Common Stock outstanding on September 15, 2010.

(2)	The number of shares of Common Stock to be outstanding after this offering excludes, as of September 15, 2010, 21,172,624 shares of our Common Stock subject to stock options outstanding as of that date, of which 11,895,943 were exercisable as of that date.

Summary Financial Data

The summary historical financial data presented below have been derived from our financial statements and should be read in conjunction with our financial statements and the notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2009 and our Quarterly Report on Form 10-Q for the period ended June 30, 2010, each of which are incorporated by reference into this prospectus supplement and the accompanying prospectus. The information presented below is not necessarily indicative of the results of our future operations.

	Six Months Ended
	June 30,		Year Ended December 31,
	2010	2009	2009	2008	2007	2006	2005
	(In thousands, except per share data)

Statement of Operations Data
Revenues
Collaboration revenue	$180,334	$133,186	$314,457	$185,138	$87,648	$47,763	$49,372
Technology licensing	20,075	20,000	40,013	40,000	28,421
Contract manufacturing						12,311	13,746
Net product sales	15,049	8,391	18,364	6,249
Contract research and other	3,962	3,436	6,434	7,070	8,955	3,373	3,075

	219,420	165,013	379,268	238,457	125,024	63,447	66,193

Expenses
Research and development	241,997	174,538	398,762	274,903	202,468	137,064	155,581
Contract manufacturing						8,146	9,557
Selling, general, and administrative	28,902	23,052	52,923	48,880	37,929	25,892	25,476
Cost of goods sold	1,122	827	1,686	923

	272,021	198,417	453,371	324,706	240,397	171,102	190,614

Loss from operations	(52,601)	(33,404)	(74,103)	(86,249)	(115,373)	(107,655)	(124,421)

Other income (expense)
Other contract income							30,640
Investment income	1,031	3,078	4,488	18,161	20,897	16,548	10,381
Interest expense	(4,426)		(2,337)	(7,752)	(12,043)	(12,043)	(12,046)
Loss on early extinguishment of debt				(938)

	(3,395)	3,078	2,151	9,471	8,854	4,505	28,975

Net loss before income tax expense and cumulative effect of a change in accounting principle	(55,996)	(30,326)	(71,952)	(76,778)	(106,519)	(103,150)	(95,446)
Income tax (benefit) expense			(4,122)	2,351

Net loss before cumulative effect of a change in accounting principle	(55,996)	(30,326)	(67,830)	(79,129)	(106,519)	(103,150)	(95,446)

Cumulative effect of a change in accounting principle related to share-based payments						813

Net loss	$(55,996)	$(30,326)	$(67,830)	$(79,129)	$(106,519)	$(102,337)	$(95,446)

Net loss per share, basic and diluted:
Net loss before cumulative effect of a change in accounting principle	$(0.69)	$(0.38)	$(0.85)	$(1.00)	$(1.61)	$(1.78)	$(1.71)
Cumulative effect of a change in accounting principle related to share-based payments						0.01

Net loss	$(0.69)	$(0.38)	$(0.85)	$(1.00)	$(1.61)	$(1.77)	$(1.71)

	At
	June 30,	At December 31,
	2010	2009	2008	2007	2006	2005
	(In thousands)

Balance Sheet Data
Cash, cash equivalents, restricted cash, and marketable securities (current and non-current)	$380,202	$390,010	$527,461	$846,279	$522,859	$316,654
Total assets	790,641	741,202	724,220	957,881	585,090	423,501
Notes payable — current portion				200,000
Notes payable — long-term portion					200,000	200,000
Facility lease obligations — current and long-term portions	157,807	109,022	54,182	21,623
Stockholders’ equity	371,216	396,762	421,514	459,348	216,624	114,002

USE OF PROCEEDS

The proceeds from this offering to us will be approximately $151,832,500 ($174,676,750 if the underwriter exercises its option to purchase additional shares in full), after deducting estimated offering expenses.

We intend to use the net proceeds from this offering for general corporate purposes.

DIVIDEND POLICY

Regeneron, organized under the laws of the State of New York, is subject to Sections 510 and 513 of the New York Business Corporation Law, which govern the payment of dividends on or the repurchase or redemption of its capital stock. We are restricted from engaging in any of these activities unless we maintain a capital surplus.

We have never paid cash dividends and do not anticipate paying any in the foreseeable future.

DILUTION

If you invest in our Common Stock, your interest will be diluted immediately to the extent of the difference between the public offering price per share of our Common Stock and the adjusted net tangible book value per common share after this offering.

The net tangible book value of our common shares as of June 30, 2010, was approximately $371.2 million, or approximately $4.52 per share. Net tangible book value per share represents the amount of our total tangible assets less total liabilities divided by the total number of shares of our Common Stock and Class A Stock outstanding.

Dilution per share to new investors represents the difference between the amount per share paid by purchasers for our Common Stock in this offering and the net tangible book value per common share immediately following the completion of this offering.

After giving effect to the sale of shares of Common Stock offered by this prospectus supplement at an assumed offering price of $28.00 per share in connection with this offering and after deducting the estimated underwriting discounts and our estimated offering expenses, our pro forma net tangible book value as of June 30, 2010 would have been approximately $523.0 million or approximately $5.97 per share. This represents an immediate increase in net tangible book value of approximately $1.45 per share to our existing stockholders and an immediate dilution in pro forma net tangible book value of approximately $22.03 per share to purchasers of our Common Stock in this offering, as illustrated by the following table:

Assumed offering price per share		$28.00
Net tangible book value per share as of June 30, 2010	$4.52
Increase per share attributable to new investors	$1.45

Pro forma net tangible book value per share as of June 30, 2010 after giving effect to this offering		$5.97

Dilution per share to new investors		$22.03

The discussion of dilution, and the table quantifying it, assume no exercise of any outstanding options or other potentially dilutive securities. The exercise of potentially dilutive securities having an exercise price less than the offering price would increase the dilutive effect to new investors.

The table above excludes the following potentially dilutive securities as of June 30, 2010:

•	19,463,616 shares issuable upon the exercise of stock options at a weighted average exercise price of $17.41 per share, of which 9,978,046 shares were exercisable as of that date.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2010:

•	on an actual basis; and

•	as adjusted to give effect to this offering and the application of the estimated net proceeds of this offering as described under “Use of Proceeds.”

The table assumes that the underwriter’s option to purchase additional shares related to this offering is not exercised.

You should read this table together with our financial statements and notes thereto and other financial and operating data included elsewhere in this prospectus supplement or in the accompanying prospectus or incorporated by reference into this prospectus supplement or the accompanying prospectus.

	June 30, 2010
	Actual	As Adjusted
	(Unaudited)
	(In thousands)

Facility lease obligations, current portion	$448	$448
Facility lease obligations, long-term portion	157,359	157,359

Total facility lease obligations	$157,807	$157,807

Stockholders’ equity:
Preferred stock, $0.01 par value; 30,000,000 shares authorized, no shares issued and outstanding
Class A Stock, convertible, $0.001 par value; 40,000,000 shares authorized, 2,182,036 shares issued and outstanding	2	2
Common Stock, $0.001 par value, 160,000,000 shares authorized, 79,923,216 shares issued and outstanding, actual; 85,423,216 shares issued and outstanding, as adjusted	80	85
Additional paid-in capital	1,368,531	1,520,358
Accumulated deficit	(997,091)	(997,091)
Accumulated other comprehensive loss	(306)	(306)

Total stockholders’ equity	$371,216	$523,048

Total capitalization	$529,023	$680,855

UNDERWRITING

We intend to offer shares of our Common Stock through Citigroup Global Markets Inc. We have agreed to sell to the underwriter, and the underwriter has agreed to purchase from us, 5,500,000 shares of our Common Stock.

The underwriter has agreed to purchase all of the shares of our Common Stock (other than those covered by the over-allotment option described below) sold under the underwriting agreement. The underwriter is offering the shares of our Common Stock, when, as and if issued to and accepted by it, subject to approval of legal matters by its counsel, including the validity of the Common Stock and other conditions contained in the underwriting agreement, such as the receipt by the underwriter of officers’ certificates and legal opinions. The underwriter reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriter may be required to make in respect of those liabilities.

Commissions and Discounts

In connection with the sale of the shares of Common Stock offered hereby, the underwriter may be deemed to have received compensation, which may include a commission equivalent of up to $0.05 per share, in the form of underwriting discounts. The underwriter has agreed to purchase the shares of Common Stock from us at a price of $27.69 per share, which will result in proceeds to us, after deducting estimated offering expenses, of approximately $151,832,500 assuming no exercise of the over-allotment option granted to the underwriter, and approximately $174,676,750 assuming full exercise of the over-allotment option. The underwriter proposes to offer the shares of Common Stock from time to time for sale in one or more transactions in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or negotiated prices, subject to receipt and acceptance by it and subject to its right to reject any order in whole or in part. The underwriter may effect such transactions by selling shares of Common Stock to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriter and/or purchasers of shares of Common Stock for whom it may act as agent or to whom it may sell as principal.

The expenses of the offering are estimated to be approximately $462,500. We are responsible for all expenses related to the offering, whether or not it is completed.

Over-Allotment Option

We have granted an option to the underwriter to purchase up to 825,000 additional shares of our Common Stock at $27.69 per share. The underwriter may exercise this option for 30 days from the date of this prospectus supplement solely to cover any over-allotments.

Lock-Up Agreements

For a period of 45 days after the date of this prospectus supplement, we will not, without the prior written consent of Citigroup Global Markets Inc., purchase or sell or dispose of or hedge any shares of our Common Stock or any securities convertible into or exercisable or exchangeable for shares of our Common Stock, other than issuances of shares of restricted stock or stock options (or shares issued upon the exercise of stock options), in each case, to our employees or directors pursuant to our equity incentive plans.

We have imposed a blackout period on trading in our Common Stock for our executive officers and our directors for a period of 30 days after the date of this prospectus supplement. As a result, they will not purchase or sell any shares of our Common Stock or any securities convertible into or exercisable or exchangeable for shares of our Common Stock during this 30-day period. The Company has also agreed not to waive any existing lockup agreements that exist as of the date of this prospectus supplement during such 30-day period.

Notwithstanding the above, our executive officers and directors may sell or otherwise transfer shares of our Common Stock, or securities convertible into or exercisable for shares of our Common Stock pursuant to any written trading plan under Rule 10b5-1 of the Exchange Act, which exists as of the date of this prospectus supplement.

Price Stabilization and Short Positions

Until distribution of the shares of our Common Stock is completed, SEC rules may limit the underwriter from bidding for and purchasing shares of our Common Stock. However, the underwriter may engage in transactions that stabilize the price of the shares of our Common Stock, such as bids or purchases to peg, fix or maintain that price.

If the underwriter creates a short position in our Common Stock in connection with this offering (i.e., if it sells more shares of our Common Stock than are listed on the cover page of this prospectus supplement), the underwriter may reduce that short position by purchasing shares of our Common Stock in the open market. The underwriter may also elect to reduce any short position by exercising all or part of the over-allotment option described above. Purchases of shares of our Common Stock to stabilize its price or to reduce a short position may cause the price of shares of our Common Stock to be higher than it might be in the absence of such purchases.

The underwriter also may impose a penalty bid, whereby the underwriter may reclaim selling concessions allowed to other broker-dealers in respect of the Common Stock sold in the offering for its account if the underwriter repurchases the shares in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Common Stock, which may be higher than the price that might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the shares of our Common Stock in that it discourages resales of those shares of our Common Stock.

The underwriter has advised us that these transactions may be effected on the NASDAQ Global Select Market or otherwise. Neither we nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of shares of our Common Stock. In addition, neither we nor the underwriter makes any representation that the underwriter will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Relationship with Regeneron

In the ordinary course of business, the underwriter and its affiliates have in the past, and may in the future, engage in investment banking or other transactions of a financial nature with us, including the provision of certain advisory services to us or financing transactions for which they have received, and may in the future receive, customary compensation.

LEGAL MATTERS

The validity of our Common Stock offered in this offering and certain other legal matters will be passed on for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, and for the underwriter by Ropes & Gray LLP, New York, New York.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2009 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Exchange Act and must file annual, quarterly and special reports, proxy statements and other information with the SEC. You may also read and copy documents filed by us at the SEC’s public reference room at 100 F Street, E, Washington, D.C. 20549. You may obtain information on the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site that contains reports, proxy and information statements and other information we have filed electronically with the SEC. This web site is located at http://www.sec.gov. Our Common Stock is listed on the NASDAQ Global Select

Market. Accordingly, certain reports, proxy statements and other information we have filed with the SEC may also be inspected at the offices of the NASDAQ Stock Market, One Liberty Plaza, 165 Broadway, New York, New York 10006. Certain information is also available at our web site or from links on our web site at http://www.regeneron.com. Information on our web site does not constitute part of this prospectus supplement.

We have filed a registration statement (together with all amendments to the registration statement, collectively, the “Registration Statement”) with the SEC under the Securities Act, with respect to the securities offered under this prospectus. This prospectus supplement does not contain all of the information included in the Registration Statement and the exhibits and schedules thereto. For further information with respect to Regeneron and our securities, we refer you to the Registration Statement and the exhibits thereto. Statements in this prospectus supplement concerning the provisions of documents are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus supplement the information we file with them, which means that we can disclose important information to you by referring you to those documents. Any statement contained or incorporated by reference in this prospectus supplement shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein, or in any subsequently filed document which also is incorporated by reference herein, modifies or superseded such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. We incorporate by reference the documents listed below (except as specifically set forth below, other than information that we have furnished on Form 8-K, which information is expressly not incorporated by reference herein):

•	Our Annual Report on Form 10-K, for the fiscal year ended December 31, 2009, filed on February 18, 2010.

•	Our Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2010, filed on April 29, 2010 and for the quarterly period ended June 30, 2010, filed on July 28, 2010.

•	Our Current Reports on Form 8-K, filed on February 16, 2010, May 13, 2010, June 10, 2010, June 14, 2010 and July 29, 2010.

All documents that we file pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date of this prospectus including on a Current Report on Form 8-K with respect to certain exhibits to the registration statement in connection with this offering, and, in all events, prior to the termination of this offering shall be deemed to be incorporated by reference into this prospectus and to be a part of this prospectus from the respective dates of filing of such documents, except for information furnished under Item 2.02 and Item 7.01 of Form 8-K and related exhibits, which is not deemed filed and not incorporated by reference herein. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement.

You may request a copy of any document we incorporate by reference, except exhibits to the documents (unless the exhibits are specifically incorporated by reference), at no cost, by writing or calling us at:

Investor Relations Department
Regeneron Pharmaceuticals, Inc.
777 Old Saw Mill River Road
Tarrytown, New York 10591
(914) 345-7741

PROSPECTUS

Regeneron Pharmaceuticals, Inc.

COMMON STOCK
PREFERRED STOCK
DEBT SECURITIES
WARRANTS

We may from time to time offer to sell together or separately in one or more offerings:

•	common stock;

•	preferred stock;

•	debt securities, which may be senior, subordinated or junior subordinated and convertible or non-convertible; and

•	warrants to purchase common stock, preferred stock or debt securities.

This prospectus describes some of the general terms that may apply to these securities. We will provide the specific prices and terms of these securities in one or more supplements to this prospectus at the time of the offering. You should read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision.

We may offer and sell these securities through underwriters, dealers or agents or directly to purchasers, on a continuous or delayed basis. The prospectus supplement for each offering will describe in detail the plan of distribution for that offering and will set forth the names of any underwriters, dealers or agents involved in the offering and any applicable fees, commissions or discount arrangements.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement or a free writing prospectus.

Our Common Stock is listed on the NASDAQ Global Select Market under the trading symbol “REGN.” Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.

Investing in our securities involves a high degree of risk. See “Risk Factors” on page 2 before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or the accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 6, 2010.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under the shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings.

This prospectus only provides you with a general description of the securities we may offer. Each time we sell securities we will provide a supplement to this prospectus that will contain specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read both this prospectus and any accompanying prospectus supplement or other offering materials, together with the additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

This prospectus and any accompanying prospectus supplement or other offering materials do not contain all of the information included in the registration statement as permitted by the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form S-3, including its exhibits. We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and, therefore, file reports and other information with the SEC. Statements contained in this prospectus and any accompanying prospectus supplement or other offering materials about the provisions or contents of any agreement or other document are only summaries. If SEC rules require that any agreement or document be filed as an exhibit to the registration statement, you should refer to that agreement or document for its complete contents.

You should not assume that the information in this prospectus, any prospectus supplement or any other offering materials is accurate as of any date other than the date on the front of each document. Our business, financial condition, results of operations and prospects may have changed since then.

In this prospectus, unless otherwise specified or the context requires otherwise, we use the terms “Regeneron,” the “Company,” “we,” “us” and “our” to refer to Regeneron Pharmaceuticals, Inc. References to our “Common Stock” refer to shares of our common stock, par value $0.001 per share, references to our Class A Stock refer to our Class A Stock, par value $0.001 per share and references to our “common shares” shall mean, collectively, shares of Common Stock and shares of Class A Stock.

ii

SUMMARY

This is only a summary and may not contain all the information that is important to you. You should carefully read both this prospectus and any accompanying prospectus supplement and any other offering materials, together with the additional information described under the heading “Where You Can Find More Information.”

Regeneron Pharmaceuticals, Inc.

Regeneron Pharmaceuticals, Inc. is a biopharmaceutical company that discovers, develops and commercializes pharmaceutical products for the treatment of serious medical conditions. We currently have one marketed product: ARCALYST® (rilonacept) Injection for Subcutaneous Use, which is available for prescription in the United States for the treatment of Cryopyrin-Associated Periodic Syndromes (CAPS), including Familial Cold Auto-inflammatory Syndrome (FCAS) and Muckle-Wells Syndrome (MWS) in adults and children 12 and older.

We have eight product candidates in clinical development, including three product candidates that are in late-stage (Phase 3) clinical development. Our late stage programs are ARCALYST® (rilonacept), which is being developed for the prevention of gout-related flares in patients initiating uric acid-lowering treatment; VEGF Trap-Eye, which is being developed in eye diseases using intraocular delivery in collaboration with Bayer HealthCare LLC; and aflibercept (VEGF Trap), which is being developed in oncology in collaboration with the sanofi-aventis Group. Our earlier stage clinical programs are REGN727, an antibody to PCSK9, which is being developed for low density lipoprotein (LDL) cholesterol reduction; REGN88, an antibody to the interleukin-6 receptor (IL-6R), which is being developed in rheumatoid arthritis and ankylosing spondilitis; REGN421, an antibody to Delta-like ligand-4 (Dll4), which is being developed in oncology; REGN668, an antibody to the interleukin-4 receptor (IL-4R), which is being developed in atopic dermatitis; and REGN475, an antibody to Nerve Growth Factor (NGF), which is being developed for the treatment of pain. All five of our earlier stage clinical programs are fully human antibodies that are being developed in collaboration with sanofi-aventis.

Our core business strategy is to maintain a strong foundation in basic scientific research and discovery-enabling technologies and combine that foundation with our clinical development and manufacturing capabilities. Our long-term objective is to build a successful, integrated biopharmaceutical company that provides patients and medical professionals with new and better options for preventing and treating human diseases. However, developing and commercializing new medicines entails significant risk and expense.

We believe that our ability to develop product candidates is enhanced by the application of our VelociSuitetm technology platforms. Our discovery platforms are designed to identify specific proteins of therapeutic interest for a particular disease or cell type and validate these targets through high-throughput production of genetically modified mice using our VelociGene® technology to understand the role of these proteins in normal physiology as well as in models of disease. Our human monoclonal antibody technology (VelocImmune®) and cell line expression technologies (VelociMab®) may then be utilized to design and produce new product candidates directed against the disease target. Our five antibody product candidates currently in clinical trials were developed using VelocImmune®. Under the terms of our antibody collaboration with sanofi-aventis, which was expanded during 2009, we plan to advance an average of four to five new antibody product candidates into clinical development each year, for an anticipated total of 30-40 candidates from 2010 through 2017. We continue to invest in the development of enabling technologies to assist in our efforts to identify, develop, manufacture, and commercialize new product candidates.

Our principal executive offices are located at 777 Old Saw Mill River Road, Tarrytown, New York 10591, and our telephone number at that address is (914) 345-7400. Our website address is www.regeneron.com. The information on, or accessible through, our website is not part of this prospectus and should not be relied upon in connection with making any investment decision with respect to the securities offered by this prospectus.

RISK FACTORS

You should consider the specific risks described in our Annual Report on Form 10-K for the year ended December 31, 2009 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, the risk factors described under the caption “Risk Factors” in any applicable prospectus supplement, and any risk factors set forth in our other filings with the SEC, pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, before making an investment decision. Each of the risks described in these documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a partial or complete loss of your investment. See “Where You Can Find More Information” beginning on page 18 of this prospectus.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities as set forth in the applicable prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES

	Six Months
	Ended
	June 30	Year Ended December 31,
	2010	2009	2008(B)	2007	2006	2005
	(Dollars in thousands)

Earnings:
Pretax income (loss) from continuing operations before income (loss) from equity investee	$(55,996)	$(71,952)	$(76,778)	$(106,519)	$(103,150)	$(95,456)
Fixed charges	8,517	5,558	10,067	14,014	13,643	13,687
Amortization of capitalized interest	10	20	20	23	73	78
Interest capitalized	(2,836)	(516)	—	—	—	—

Adjusted earnings	$(50,305)	$(66,890)	$(66,691)	$(92,482)	$(89,434)	$(81,691)

Fixed charges:
Interest expense	$4,426	$2,337	$7,752	$12,043	$12,043	$12,046
Interest capitalized	2,836	516	—	—	—	—
Assumed interest component of rental charges	1,255	2,705	2,315	1,971	1,600	1,641

Total fixed charges	$8,517	$5,558	$10,067	$14,014	$13,643	$13,687

Ratio of earnings to fixed charges	(A)	(A)	(A)	(A)	(A)	(A)

(A)	Due to the Company’s losses for the six months ended June 30, 2010 and for the years ended December 31, 2009, 2008, 2007, 2006, and 2005, the ratio coverage was less than 1:1. To achieve a coverage ratio of 1:1, the Company must generate additional earnings of the amounts shown in the table below.

(B)	During the year ended December 31,2008, the Company repurchased $82.5 million and repaid the remaining $117.5 million of its convertible senior subordinate notes. As of December 31, 2008, the Company therefore did not have any registered debt outstanding.

	Six Months
	Ended
	June 30	Year Ended December 31,
	2010	2009	2008(B)	2007	2006	2005

Coverage deficiency	$58,822	$72,448	$76,758	$106,496	$103,077	$95,378

DESCRIPTION OF SECURITIES

This prospectus contains summary descriptions of the Common Stock, preferred stock, debt securities, and warrants that we may offer and sell from time to time. These summary descriptions are not meant to be complete descriptions of each security. The particular terms of any security will be described in the applicable prospectus supplement.

DESCRIPTION OF CAPITAL STOCK

General

Our authorized capital stock consists of 160,000,000 shares of Common Stock, par value $0.001 per share, of which 80,005,370 shares were issued and outstanding as of September 15, 2010, 40,000,000 shares of Class A Stock, par value $0.001 per share, of which 2,181,831 shares were issued and outstanding as of September 15, 2010, and 30,000,000 shares of preferred stock, par value $0.01 per share, none of which were issued and outstanding as of September 15, 2010.

The following is a description of our capital stock and certain provisions of our certificate of incorporation, by-laws, and certain provisions of applicable law. The following is only a summary and is qualified by applicable law and by the provisions of our certificate of incorporation and by-laws, copies of which are included as exhibits to the registration statement of which this prospectus forms a part.

Common Stock and Class A Stock

General.  The rights of holders of Common Stock and holders of Class A Stock are identical except for voting rights, conversion rights, and restrictions on transferability.

Voting Rights.  The holders of Class A Stock are entitled to ten votes per share and the holders of Common Stock are entitled to one vote per share. Except as otherwise expressly provided by law, and subject to any voting rights provided to holders of preferred stock, holders of common shares have exclusive voting rights on all matters requiring a vote of shareholders. Except as provided by law, the holders of Class A Stock and the holders of shares of Common Stock will vote together as a single class on all matters presented to the shareholders for their vote or approval, including the election of directors. Shareholders are not entitled to vote cumulatively for the election of directors and no class of outstanding common shares acting alone is entitled to elect any directors.

Transfer Restrictions.  Class A Stock is subject to certain limitations on transfer that do not apply to the Common Stock.

Dividends and Liquidation.  Except as described in this paragraph, holders of Class A Stock and holders of our Common Stock have an equal right to receive dividends when and if declared by our board of directors out of funds legally available therefor. If a dividend or distribution payable in Class A Stock is made on the Class A Stock, we must also make a pro rata and simultaneous dividend or distribution on the Common Stock payable in shares of Common Stock. Conversely, if a dividend or distribution payable in Common Stock is made on the Common Stock, we must also make a pro rata and simultaneous dividend or distribution on the Class A Stock payable in shares of Class A Stock. In the event of our liquidation, dissolution or winding up, holders of the shares of Class A Stock and Common Stock are entitled to share equally, share-for-share, in the assets available for distribution after payment of all creditors and the liquidation preferences of our preferred stock.

Optional Conversion Rights.  Each share of Class A Stock may, at any time and at the option of the holder, be converted into one fully paid and nonassessable share of Common Stock. Upon conversion, such shares of Common Stock would not be subject to restrictions on transfer that applied to the shares of Class A Stock prior to conversion except to the extent such restrictions are imposed under applicable securities laws. The shares of Common Stock are not convertible into or exchangeable for shares of Class A Stock or any other of our shares or securities.

Other Provisions.  Holders of Class A Stock and Common Stock have no preemptive rights to subscribe for any additional securities of any class which we may issue and there are no redemption provisions or sinking fund provisions applicable to either such class, nor are our shares of Class A Stock or the Common Stock subject to calls or assessments.

Listing.  Our Common Stock is listed on the NASDAQ Global Select Market under the symbol “REGN.”

Transfer Agent and Registrar.  The transfer agent and registrar for our Common Stock is American Stock Transfer & Trust Company.

Preferred Stock

The following is a description of certain general terms and provisions of our preferred stock. The particular terms of any series of preferred stock will be described in a prospectus supplement and the extent, if any, to which the general provisions set forth below may apply to the series of preferred stock so offered will be described in the prospectus supplement. The following description of the preferred stock does not purport to be complete. You should refer to the provisions of our Restated Certificate of Incorporation dated January 25, 2008.

General.  Our Restated Certificate of Incorporation allows us to issue up to 30,000,000 shares of preferred stock in one or more series and as may be determined by our board of directors. As of September 15, 2010, no shares of our preferred stock were outstanding. Our board of directors has the authority, without shareholder consent, to establish from time to time the number of shares to be included in any series of our preferred stock, to fix the designation, powers, preference, and rights of the shares of any such series and any qualifications, limitations or restrictions thereof and to increase or decrease the number of shares of any such series without any further vote or action by the shareholders. The rights, preferences, and restrictions of the preferred stock of any series of preferred stock will be fixed by a Certificate of Amendment to our Restated Certificate of Incorporation relating to such series. A prospectus supplement relating to such series will describe the terms of the preferred stock of the series, including the following:

•	the number of shares in that series;

•	the designation for that series by number, letter or title that shall distinguish the series from any other series of preferred stock;

•	the dividend rate (or method for determining the rate) for that series and whether dividends on that series of preferred stock will be cumulative, noncumulative or partially cumulative;

•	any liquidation preference per share of that series of preferred stock;

•	any conversion or exchange provisions applicable to that series of preferred stock;

•	any redemption or sinking fund provisions applicable to that series of preferred stock;

•	any voting rights of that series of preferred stock; and

•	the terms of any other preferences or rights applicable to that series of preferred stock.

Permanent Global Preferred Securities.  A series of preferred stock may be issued in whole or in part in the form of one or more global securities that will be deposited with a depositary or its nominee identified in the prospectus supplement relating to such series of preferred stock. The terms of the depositary arrangement with respect to any series of preferred stock and the rights of and limitations on owners of beneficial interests in a global security representing a series of preferred stock will be described in the related prospectus supplement.

Transfer Agent and Registrar.  The transfer agent and registrar for each series of preferred stock will be set forth in the prospectus supplement.

Anti-Take-Over Effects.  Our board of directors may authorize, without shareholder approval, the issuance of preferred stock with voting and conversion rights that could adversely affect the voting power and other rights of holders of our Common Stock. Preferred stock could thus be issued quickly with terms designed to delay or prevent a change in control or to make the removal of management more difficult. In certain circumstances, this could have the effect of decreasing the market price of our Common Stock.

Registration Rights of One of Our Shareholders

One of our shareholders has registration rights. Under the registration rights agreement between us and such shareholder, after December 20, 2017, such shareholder (and certain of its transferees) may request that we file registration statements under the Securities Act and, upon such request and subject to minimum size and other conditions, we will be required to use our best efforts to effect any such registration. We are not required to effect more than three such registrations. We are generally obligated to bear the expenses, other than underwriting discounts and sales commissions, of all of these registrations.

Anti-Takeover Effects of Provisions of the Charter and By-Laws and New York corporate law

For a description of anti-takeover effects of various provisions of our charter, by-laws, and the New York Business Corporation Law, please see “RISK FACTORS — Risks Related To Our Common Stock — ‘The anti-takeover effects of provisions of our charter, by-laws, and of New York corporate law and the contractual “standstill” provisions in our investor agreement with sanofi-aventis, could deter, delay, or prevent an acquisition or other “change in control” of us and could adversely affect the price of our Common Stock’” in our Annual Report on Form 10-K for the year ended December 31, 2009 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010.

DESCRIPTION OF DEBT SECURITIES

The following descriptions of the debt securities do not purport to be complete and are subject to and qualified in their entirety by reference to the indenture, a form of which is included as an exhibit to the registration statement of which this prospectus is a part. Any future supplemental indenture or similar document also will be so filed. You should read the indenture and any supplemental indenture or similar document because they, and not this description, define your rights as holder of our debt securities. All capitalized terms have the meanings specified in the indenture.

We may issue, from time to time, debt securities, in one or more series, that will consist of either our senior debt, our senior subordinated debt, our subordinated debt, or our junior subordinated debt. The debt securities we offer will be issued under an indenture between us and one or more financial institutions qualified under the Trust Indenture Act to act as trustee. We may appoint more than one trustee under the indenture, each with respect to one or more series of debt securities. Each such trustee shall be a corporation or banking association organized and doing business in the United States that has a combined capital and surplus of at least $50,000,000. Debt securities, whether senior, senior subordinated, subordinated, or junior subordinated, may be issued as convertible debt securities or exchangeable debt securities.

General Terms of the Indenture

The indenture does not limit the amount of debt securities that we may issue. It provides that we may issue debt securities up to the principal amount that we may authorize and may be in any currency or currency unit designated by us. Except for the limitations on consolidation, merger, and sale of all or substantially all of our assets contained in the indenture, the terms of the indenture do not contain any covenants or other provisions designed to afford holders of any debt securities protection with respect to our operations, financial condition or transactions involving us.

We may issue the debt securities issued under the indenture as “discount securities,” which means they may be sold at a discount below their stated principal amount. These debt securities, as well as other debt securities that are not issued at a discount, may, for U.S. federal income tax purposes, be treated as if they were issued with “original issue discount,” or “OID,” because of interest payment and other characteristics. Special U.S. federal income tax considerations applicable to debt securities issued with original issue discount will be described in more detail in any applicable prospectus supplement.

The applicable prospectus supplement for a series of debt securities that we issue will describe, among other things, the following terms of the offered debt securities:

•	the title;

•	the principal amount being offered, and, if a series, the total amount authorized and the total amount outstanding;

•	any limit on the amount that may be issued;

•	whether or not we will issue the series of debt securities in global form and, if so, the terms and who the depositary will be;

•	the maturity date;

•	the principal amount due at maturity, and whether the debt securities will be issued with any original issue discount;

•	whether and under what circumstances, if any, we will pay additional amounts on any debt securities held by a person who is not a United States person for tax purposes, and whether we can redeem the debt securities if we have to pay such additional amounts;

•	the annual interest rate, which may be fixed or variable, or the method for determining the rate, the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•	whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;

•	the terms of the subordination of any series of subordinated debt;

•	the form and terms of any guarantee of any debt securities;

•	the place where payments will be payable;

•	restrictions on transfer, sale or other assignment, if any;

•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•	the date, if any, after which, the conditions upon which, and the price at which we may, at our option, redeem the series of debt securities pursuant to any optional or provisional redemption provisions, and any other applicable terms of those redemption provisions;

•	provisions for a sinking fund purchase or other analogous fund, if any;

•	the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund or analogous fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities;

•	whether the indenture will restrict our ability and/or the ability of our subsidiaries to:

•	incur additional indebtedness;

•	issue additional securities;

•	create liens;

•	pay dividends, make distributions in respect of our capital stock and the capital stock of our subsidiaries or transfer assets;

•	redeem capital stock;

•	make investments or other restricted payments;

•	sell or otherwise dispose of assets;

•	enter into sale-leaseback transactions;

•	engage in transactions with stockholders and affiliates;

•	issue or sell stock of our subsidiaries; or

•	effect a consolidation or merger;

•	whether the indenture will require us to maintain any interest coverage, fixed charge, cash flow-based, asset-based or other financial ratios;

•	information describing any book-entry features;

•	the procedures for any auction and remarketing, if any;

•	the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof;

•	if other than dollars, the currency in which the series of debt securities will be denominated; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities, including any events of default that are in addition to those described in this prospectus or any covenants provided with respect to the debt securities that are in addition to those described above, and any terms which may be required by us or advisable under applicable laws or regulations or advisable in connection with the marketing of the debt securities.

The applicable prospectus supplement will set forth certain U.S. federal income tax considerations for holders of any debt securities and the securities exchange or quotation system on which any debt securities are listed or quoted, if any.

Unless otherwise provided in the applicable prospectus supplement, all securities of any one series need not be issued at the same time and may be issued from time to time without consent of any holder.

Senior Debt Securities

Payment of the principal of, premium, if any, and interest on senior debt securities will rank on a parity with all of our other existing and future unsecured and unsubordinated debt.

Senior Subordinated Debt Securities

Payment of the principal of, premium, if any, and interest on senior subordinated debt securities will be junior in right of payment to the prior payment in full of all of our existing and future unsecured and unsubordinated debt. We will set forth in the applicable prospectus supplement relating to any senior subordinated debt securities the subordination terms of such securities as well as the aggregate amount of outstanding debt, as of the most recent practicable date, that by its terms would be senior to the senior subordinated debt securities. We will also set forth in such prospectus supplement limitations, if any, on issuance of additional senior debt securities or additional senior subordinated debt securities.

Subordinated Debt Securities

Payment of the principal of, premium, if any, and interest on subordinated debt securities will be subordinated and junior in right of payment to the prior payment in full of all of our senior and senior subordinated debt. We will set forth in the applicable prospectus supplement relating to any subordinated debt securities the subordination terms of such securities as well as the aggregate amount of outstanding indebtedness, as of the most recent practicable date, that by its terms would be senior to the subordinated debt securities. We will also set forth in such prospectus supplement limitations, if any, on issuance of additional senior debt securities, additional senior subordinated debt securities, or additional subordinated debt securities.

Junior Subordinated Debt Securities

Payment of the principal of, premium, if any, and interest on junior subordinated debt securities will be subordinated and junior in right of payment to the prior payment in full of all of our senior, senior subordinated, and subordinated debt. We will set forth in the applicable prospectus supplement relating to any junior subordinated debt securities the subordination terms of such securities as well as the aggregate amount of outstanding debt, as of the most recent practicable date, that by its terms would be senior to the junior subordinated debt securities. We will also set forth in such prospectus supplement limitations, if any, on issuance of additional debt securities.

Conversion or Exchange Rights

Debt securities may be convertible into or exchangeable for our other securities or property. The terms and conditions of conversion or exchange will be set forth in the applicable prospectus supplement. The terms will include, among others, the following:

•	the conversion or exchange price;

•	the conversion or exchange period;

•	provisions regarding the ability of us or the holder to convert or exchange the debt securities;

•	events requiring adjustment to the conversion or exchange price; and

•	provisions affecting conversion or exchange in the event of our redemption of the debt securities.

Consolidation, Merger or Sale

The indenture in the form initially filed as an exhibit to the registration statement of which this prospectus is a part does not contain any covenant that restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor of ours or acquiror of such assets must assume all of our obligations under the indenture and the debt securities.

If the debt securities are convertible for our other securities, the person with whom we consolidate or merge or to whom we sell all of our property must make provisions for the conversion of the debt securities into securities which the holders of the debt securities would have received if they had converted the debt securities before the consolidation, merger or sale.

Events of Default

Unless otherwise indicated, the term “Event of Default,” when used in the indenture in respect of a series of debt securities, means any of the following:

•	if we fail to pay interest when due and payable and our failure continues for 90 days and the time for payment has not been extended or deferred;

•	if we fail to pay the principal, or premium, if any, when due and payable and the time for payment has not been extended or delayed;

•	if we fail to observe or perform any other covenant contained in the debt securities or the indenture, other than a covenant specifically relating to another series of debt securities, and our failure continues for 90 days after we receive notice from the trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of the applicable series;

•	events in bankruptcy, insolvency or reorganization of our company; or

•	any other Event of Default provided in the applicable resolution of our board of directors or the supplemental indenture under which we issue such series of debt securities.

If an Event of Default with respect to debt securities of any series occurs and is continuing, other than an Event of Default specified in the last bullet point above, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, by notice to us in writing, and to the trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately. If an Event of Default specified in the last bullet point above occurs with respect to us, the principal amount of and accrued interest, if any, of each issue of debt securities then outstanding will be due and payable without any notice or other action on the part of the trustee or any holder.

The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or Event of Default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or Event of Default in accordance with the indenture.

Subject to the terms of the indenture, if an Event of Default under the indenture occurs and is continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series, provided that:

•	the direction so given by the holder is not in conflict with any law or the indenture; and

•	subject to its duties under the Trust Indenture Act of 1939, the trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of the debt securities of any series will only have the right to institute a proceeding under the indenture or to appoint a receiver or trustee, or to seek other remedies if:

•	the holder has given written notice to the trustee of a continuing Event of Default with respect to that series;

•	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and those holders have offered reasonable indemnity to the trustee to institute the proceeding as trustee; and

•	the trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions within 90 days after the notice, request and offer.

These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on, the debt securities.

We will periodically file statements with the trustee regarding our compliance with specified covenants in the indenture.

Global Securities

Unless we inform you otherwise in the applicable prospectus supplement, the debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

Discharge, Defeasance and Covenant Defeasance

We can discharge or defease our obligations under the indenture as set forth below. Unless otherwise set forth in the applicable prospectus supplement, the subordination provisions applicable to any subordinated securities will be expressly made subject to the discharge and defeasance provisions of the indenture.

We may discharge some of our obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that have either become due and payable or are by their terms to become due and payable within one year (or are scheduled for redemption within one year). We may effect a discharge by irrevocably depositing with the trustee cash or U.S. government obligations, as trust funds, in an amount certified to be sufficient to pay when due, whether at maturity, upon redemption or otherwise, the principal of, premium, if any, and interest on the debt securities, and any mandatory sinking fund payments.

Unless otherwise provided in the applicable prospectus supplement, we may also discharge any and all of our obligations to holders of any series of debt securities at any time (“defeasance”). We also may be released from the obligations imposed by any covenants of any outstanding series of debt securities and provisions of the indenture, and we may omit to comply with those covenants without creating an Event of Default (“covenant defeasance”). We may effect defeasance and covenant defeasance only if, among other things:

•	we irrevocably deposit with the trustee cash or U.S. government obligations, as trust funds, in an amount certified to be sufficient to pay at maturity (or upon redemption) the principal, premium, if any, and interest on all outstanding debt securities of the series; and

•	we deliver to the trustee an opinion of counsel from a law firm to the effect that the holders of the series of debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance or covenant defeasance and that defeasance or covenant defeasance will not otherwise alter the holders’ U.S. federal income tax treatment of principal, premium, if any, and interest payments on the series of debt securities, which opinion, in the case of legal defeasance, must be based on a ruling of the Internal Revenue Service issued or a change in U.S. federal income tax law.

Although we may discharge or defease our obligations under the indenture as described in the two preceding paragraphs, we may not avoid, among other things, our duty to register the transfer or exchange of any series of debt securities, to replace any temporary, mutilated, destroyed, lost or stolen series of debt securities or to maintain an office or agency in respect of any series of debt securities.

Modification of the Indenture; Waiver

The indenture provides that we and the trustee may enter into supplemental indentures without the consent of the holders of debt securities of a series with respect to certain specific matters, including:

•	to cure any ambiguity, defect or inconsistency in the indenture;

•	to comply with the provisions described above under “— Consolidation, Merger or Sale”;

•	to comply with any requirements of the SEC in connection with the qualification of the indenture under the Trust Indenture Act of 1939;

•	to evidence and provide for the acceptance of appointment under the indenture by a successor trustee;

•	to provide for uncertificated debt securities and to make all appropriate changes for that purpose;

•	to add to, delete from, or revise the conditions, limitations and restrictions on the authorized amount, terms or purposes of issuance, authorization and delivery of debt securities or any series;

•	to add to our covenants such new covenants, restrictions, conditions or provisions for the protection of the holders, to make the occurrence, or the occurrence and the continuance, of a default in any such additional covenants, restrictions, conditions or provisions an Event of Default, or to surrender any of our rights or powers under the indenture; or

•	to change anything that does not materially adversely affect the interests of any holder of debt securities of any series.

In addition, under the indenture, the rights of holders of a series of debt securities may be changed by us and the trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, we and the trustee may make the following changes only with the consent of each holder of any outstanding debt securities affected:

•	extending the fixed maturity of the series of debt securities;

•	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or reducing any premium payable upon the redemption of any debt securities; or

•	reducing the percentage of debt securities, the holders of which are required to consent to any supplemental indenture.

Concerning the Trustee

The indenture provides that there may be more than one trustee under the indenture, each with respect to one or more series of debt securities. If there are different trustees for different series of debt securities, each trustee will be a trustee of a trust under the indenture separate and apart from the trust administered by any other trustee under the indenture. Except as otherwise indicated in this prospectus or any prospectus supplement, any action permitted to be taken by a trustee may be taken by such trustee only with respect to the one or more series of debt securities for which it is the trustee under the indenture. Any trustee under the indenture may resign or be removed with respect to one or more series of debt securities. All payments of principal of, premium, if any, and interest on, and all registration, transfer, exchange, authentication, and delivery of (including authentication and delivery on original issuance of the debt securities), the debt securities of a series (other than debt securities issued in bearer form) will be effected by the trustee with respect to that series at an office designated by the trustee in New York, New York.

The indenture contains limitations on the right of the trustee, should it become a creditor of our company, to obtain payment of claims in some cases or to realize on certain property received in respect of any such claim as security or otherwise. The trustee may engage in other transactions. If it acquires any conflicting interest relating to any duties with respect to the debt securities, however, it must eliminate the conflict or resign as trustee.

The holders of a majority in aggregate principal amount of any series of debt securities then outstanding will have the right to direct the time, method, and place of conducting any proceeding for exercising any remedy available to the trustee with respect to such series of debt securities, provided that the direction would not conflict with any rule of law or with the indenture, would not be unduly prejudicial to the rights of another holder of the debt securities, and would not involve any trustee in personal liability. The indenture provides that if an Event of Default shall occur and be known to any trustee and not be cured, the trustee must use the same degree of care as a prudent person would use in the conduct of his or her own affairs in the exercise of the trustee’s power. Subject to these provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of the debt securities, unless they shall have offered to the trustee security and indemnity satisfactory to the trustee.

No Individual Liability of Incorporators, Shareholders, Officers or Directors

The indenture provides that neither our incorporator nor any of our past, present or future shareholders, officers or directors of our company or any successor corporation in their capacity as such shall have any individual liability for any of our obligations, covenants or agreements under the debt securities or the indenture.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York without regard to conflict of law principles thereof.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of Common Stock, preferred stock, or debt securities. We may issue warrants independently or together with any offered securities. The warrants may be attached to or separate from those offered securities. We will issue the warrants under one or more warrant agreements to be entered into between us and a warrant agent to be named in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The prospectus supplement relating to any warrants that we may offer will contain the specific terms of the warrants. These terms may include the following:

•	the title of the warrants;

•	the price or prices at which the warrants will be issued;

•	the designation, amount and terms of the securities for which the warrants are exercisable;

•	the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each other security;

•	the aggregate number of warrants;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;

•	if applicable, the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable;

•	a discussion of any material U.S. federal income tax considerations applicable to the exercise of the warrants;

•	the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

•	the maximum or minimum number of warrants that may be exercised at any time;

•	information with respect to book-entry procedures, if any; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Exercise of Warrants

Each warrant will entitle the holder of the warrant to purchase for cash the amount of Common Stock, preferred stock or debt securities at the exercise price stated or determinable in the applicable prospectus supplement for the warrants. Warrants may be exercised at any time up to the close of business on the expiration date shown in the applicable prospectus supplement, unless otherwise specified in such prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void. Warrants may be exercised as described in the applicable prospectus supplement. When the warrant holder makes the payment and properly completes and signs the warrant certificate at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as possible, forward the Common Stock, preferred stock or debt securities that the warrant holder has purchased. If the warrant holder exercises the warrant for less than all of the warrants represented by the warrant certificate, we will issue a new warrant certificate for the remaining warrants.

The description in the applicable prospectus supplement of any warrants we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable warrant agreement and warrant certificate, which will be filed with the SEC if we offer warrants. For more information on how you can obtain copies of any warrant certificate or warrant agreement if we offer warrants, see “Where You Can Find More Information” beginning on page 18 of this prospectus. We urge you to read the applicable warrant certificate, the applicable warrant agreement, and any applicable prospectus supplement in their entirety.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus from time to time in one or more transactions, including without limitation:

•	directly to one or more purchasers;

•	through agents;

•	to or through underwriters, brokers or dealers; or

•	through a combination of any of these methods.

A distribution of the securities offered by this prospectus may also be effected through the issuance of derivative securities, including without limitation, warrants, subscriptions, exchangeable securities, forward delivery contracts, and the writing of options.

In addition, the manner in which we may sell some or all of the securities covered by this prospectus includes, without limitation, through:

•	a block trade in which a broker-dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers; or

•	privately negotiated transactions.

We may also enter into hedging transactions. For example, we may:

•	enter into transactions with a broker-dealer or affiliate thereof in connection with which such broker-dealer or affiliate will engage in short sales of the Common Stock pursuant to this prospectus, in which case such broker-dealer or affiliate may use shares of Common Stock received from us to close out its short positions;

•	sell securities short and redeliver such shares to close out our short positions;

•	enter into option or other types of transactions that require us to deliver Common Stock to a broker-dealer or an affiliate thereof, who will then resell or transfer the Common Stock under this prospectus; or

•	loan or pledge the Common Stock to a broker-dealer or an affiliate thereof, who may sell the loaned shares or, in an Event of Default in the case of a pledge, sell the pledged shares pursuant to this prospectus.

In addition, we may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and an applicable prospectus supplement or pricing supplement, as the case may be. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an Event of Default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement or pricing supplement, as the case may be.

A prospectus supplement with respect to each offering of securities will state the terms of the offering of the securities, including:

•	the name or names of any underwriters or agents and the amounts of securities underwritten or purchased by each of them, if any;

•	the public offering price or purchase price of the securities and the net proceeds to be received by us from the sale;

•	any delayed delivery arrangements;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or markets on which the securities may be listed.

The offer and sale of the securities described in this prospectus by us, the underwriters or the third parties described above may be effected from time to time in one or more transactions, including privately negotiated transactions, either:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to the prevailing market prices; or

•	at negotiated prices.

General

Any public offering price and any discounts, commissions, concessions, or other items constituting compensation allowed or reallowed or paid to underwriters, dealers, agents, or remarketing firms may be changed from time to time. Underwriters, dealers, agents, and remarketing firms that participate in the distribution of the offered securities may be “underwriters” as defined in the Securities Act. Any discounts or commissions they receive from us and any profits they receive on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify any underwriters, agents or dealers and describe their commissions, fees, or discounts in the applicable prospectus supplement or pricing supplement, as the case may be.

Underwriters and Agents

If underwriters are used in a sale, they will acquire the offered securities for their own account. The underwriters may resell the offered securities in one or more transactions, including negotiated transactions. These sales may be made at a fixed public offering price or prices, which may be changed, at market prices prevailing at the time of the sale, at prices related to such prevailing market price or at negotiated prices. We may offer the securities to the public through an underwriting syndicate or through a single underwriter. The underwriters in any particular offering will be mentioned in the applicable prospectus supplement or pricing supplement, as the case may be.

Unless otherwise specified in connection with any particular offering of securities, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions contained in an underwriting agreement that we will enter into with the underwriters at the time of the sale to them. The underwriters will be obligated to purchase all of the securities of the series offered if any of the securities are purchased, unless otherwise specified in connection with any particular offering of securities. Any initial offering price and any discounts or concessions allowed, reallowed, or paid to dealers may be changed from time to time.

We may designate agents to sell the offered securities. Unless otherwise specified in connection with any particular offering of securities, the agents will agree to use their best efforts to solicit purchases for the period of their appointment. We may also sell the offered securities to one or more remarketing firms, acting as principals for their own accounts or as agents for us. These firms will remarket the offered securities upon purchasing them in accordance with a redemption or repayment pursuant to the terms of the offered securities. A prospectus supplement or pricing supplement, as the case may be will identify any remarketing firm and will describe the terms of its agreement, if any, with us and its compensation.

In connection with offerings made through underwriters or agents, we may enter into agreements with such underwriters or agents pursuant to which we receive our outstanding securities in consideration for the securities being offered to the public for cash. In connection with these arrangements, the underwriters or agents may also sell securities covered by this prospectus to hedge their positions in these outstanding securities, including in short sale transactions. If so, the underwriters or agents may use the securities received from us under these arrangements to close out any related open borrowings of securities.

Dealers

We may sell the offered securities to dealers as principals. We may negotiate and pay dealers’ commissions, discounts, or concessions for their services. The dealer may then resell such securities to the public either at varying prices to be determined by the dealer or at a fixed offering price agreed to with us at the time of resale. Dealers engaged by us may allow other dealers to participate in resales.

Direct Sales

We may choose to sell the offered securities directly. In this case, no underwriters or agents would be involved.

Institutional Purchasers

We may authorize agents, dealers or underwriters to solicit certain institutional investors to purchase offered securities on a delayed delivery basis pursuant to delayed delivery contracts providing for payment and delivery on a specified future date. The applicable prospectus supplement or pricing supplement, as the case may be will provide the details of any such arrangement, including the offering price and commissions payable on the solicitations.

We will enter into such delayed contracts only with institutional purchasers that we approve. These institutions may include commercial and savings banks, insurance companies, pension funds, investment companies, and educational and charitable institutions.

Indemnification; Other Relationships

We may have agreements with agents, underwriters, dealers and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Agents, underwriters, dealers and remarketing firms, and their affiliates, may engage in transactions with, or perform services for, us in the ordinary course of business. This includes commercial banking and investment banking transactions.

Market-Making, Stabilization and Other Transactions

There is currently no market for any of the offered securities, other than the Common Stock which is listed on the NASDAQ Global Select Market. If the offered securities are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors. While it is possible that an underwriter could inform us that it intends to make a market in the offered securities, such underwriter would not be obligated to do so, and any such market-making could be discontinued at any time without notice. Therefore, no assurance can be given as to whether an active trading market will develop for the offered securities. We have no current plans for listing of the debt securities, preferred stock, or warrants on any securities exchange or on the National Association of Securities Dealers, Inc. automated quotation system; any such listing with respect to any particular debt securities, preferred stock, or warrants will be described in the applicable prospectus supplement or pricing supplement, as the case may be.

In connection with any offering of Common Stock, the underwriters may purchase and sell shares of Common Stock in the open market. These transactions may include short sales, syndicate covering transactions, and stabilizing transactions. Short sales involve syndicate sales of Common Stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. “Covered” short sales are sales of shares made in an amount up to the number of shares represented by the underwriters’ over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the Common Stock in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make “naked” short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of Common Stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress for the purpose of pegging, fixing, or maintaining the price of the securities.

In connection with any offering, the underwriters may also engage in penalty bids. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions, and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

Fees and Commissions

In compliance with the guidelines of the Financial Industry Regulatory Authority (the “FINRA”), the aggregate maximum discount, commission, or agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of any offering pursuant to this prospectus and any applicable prospectus supplement or pricing supplement, as the case may be; however, it is anticipated that the maximum commission or discount to be received in any particular offering of securities will be significantly less than this amount.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York will provide opinions regarding the authorization and validity of the securities. Skadden, Arps, Slate, Meagher & Flom LLP may also provide opinions regarding certain other matters. Any underwriters will also be advised about legal matters by their own counsel, which will be named in the prospectus supplement.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2009 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplements, and the documents incorporated by reference contain forward-looking statements that involve risks and uncertainties relating to future events and the future financial performance of Regeneron Pharmaceuticals, Inc., and actual events or results may differ materially. These statements concern, among other things, the possible success and therapeutic applications of our product candidates and research programs, the commercial success of our marketed product, the timing and nature of the clinical and research programs now underway or planned, and the future sources and uses of capital and our financial needs. These statements are made by us based on management’s current beliefs and judgment. In evaluating such statements, shareholders and potential investors should specifically consider the various factors identified under the caption “Risk Factors” which could cause actual results to differ materially from those indicated by such forward-looking statements. We do not undertake any obligation to update publicly any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements, and other information with the SEC under the Exchange Act. You may inspect without charge any documents filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site, www.sec.gov, that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including Regeneron Pharmaceuticals, Inc.

The SEC allows us to “incorporate by reference” information into this prospectus and any accompanying prospectus supplement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is considered part of this prospectus, and information filed with the SEC subsequent to this prospectus and prior to the termination of the particular offering referred to in such prospectus supplement will automatically be deemed to update and supersede this information. We incorporate by reference into this prospectus and any accompanying prospectus supplement the documents listed below (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed on February 18, 2010.

•	Our Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2010, filed on April 29, 2010, and for the quarterly period ended June 30, 2010, filed on July 28, 2010.

•	Our Current Reports on Form 8-K, filed on February 16, 2010, May 13, 2010, June 10, 2010, June 14, 2010 and July 29, 2010.

•	The description of our common stock set forth in a Registration Statement on Form 8-A, including any amendment or report filed for the purpose of updating such description (filing date October 15, 1996: Commission File No. 000-19034).

We also incorporate by reference any future filings made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the date all of the securities offered hereby are sold or the offering is otherwise terminated, with the exception of any information furnished under Item 2.02 and Item 7.01 of Form 8-K, which is not deemed filed and which is not incorporated by reference herein. Any such filings shall be deemed to be incorporated by reference and to be a part of this prospectus from the respective dates of filing of those documents.

We will provide without charge upon written or oral request to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any and all of the documents which are incorporated by reference into this prospectus but not delivered with this prospectus (other than exhibits unless such exhibits are specifically incorporated by reference in such documents).

You may request a copy of these documents by writing or telephoning us at:

Investor Relations Department
Regeneron Pharmaceuticals, Inc.
777 Old Saw Mill River Road
Tarrytown, New York 10591

5,500,000 Shares

Regeneron Pharmaceuticals, Inc.

Common Stock

PROSPECTUS SUPPLEMENT

October 7, 2010

Citi